EXHIBIT 5.2

[ANDREWS KURTH LLP LETTERHEAD]

Supplemental Legality Opinion
May 31, 2006

First Horizon Asset Securities Inc.
4000 Horizon Way
Irving, Texas 75063

Re:	First Horizon Asset Securities Inc.
Mortgage Pass-Through Certificates,
Series 2006-RE1

Ladies and Gentlemen:

We have acted as special counsel to First Horizon Asset Securities Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of (a) its Class A-1 Mortgage Pass-Through Certificates, Series 2006-RE1 (the “Publicly-Offered Certificates”) to Citigroup Global Markets Inc. (“Citigroup”) pursuant to an underwriting agreement dated as of May 26, 2006 (the “Underwriting Agreement”), as supplemented by a terms agreement thereto dated as of May 26, 2006, each by and among First Horizon Home Loan Corporation, a Kansas corporation (“First Horizon”), the Company and Citigroup and (b) its Class A-X and Class A-R Mortgage Pass-Through Certificates, Series 2006-RE1 (the “Privately-Offered Certificates”) to Citigroup pursuant to a purchase agreement dated as of August 24, 2005 (the “Purchase Agreement”), as supplemented by a terms agreement thereto dated as of May 26, 2006, each by and among First Horizon, the Company and Citigroup. The Publicly-Offered Certificates and the Privately-Offered Certificates are referred to herein collectively as the “Certificates.” The Certificates were created pursuant to a Pooling Agreement dated as of May 31, 2006 (the “Pooling Agreement”) by and among the Company, as Depositor, and The Bank of New York, as Trustee. The Certificates evidence the entire beneficial ownership interest in First Horizon Alternative Mortgage Securities Trust 2006-RE1 (the “Trust”), which consists primarily of a portion of certain classes of certificates previously issued by First Horizon Alternative Mortgage Securities Trust 2005-FA3 (the “Underlying Certificates”).

The Publicly-Offered Certificates have been registered by means of a Registration Statement of the Company on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), under File No. 333-132046 which Registration Statement was declared effective by the Securities and Exchange Commission (the “Commission”) on May 4, 2006 (such Registration Statement herein called the “Registration Statement”). We have participated in the preparation of the Registration Statement with respect to the Publicly-Offered Certificates and the Prospectus dated April 20, 2006 (the “Base Prospectus”) and the related Prospectus Supplement dated May 26, 2006 (the “Prospectus Supplement”), which Base Prospectus and Prospectus Supplement will be filed by the Company with the Commission pursuant to Rule 424 under the Securities Act (the Base Prospectus and the Prospectus Supplement, collectively, the “Prospectus”).

First Horizon Asset Securities Inc.
May 30, 2006

In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement, the Prospectus and of such other instruments and documents as we have deemed necessary to review as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents submitted as copies.

Based upon the foregoing and in reliance thereon, we are of the opinion that:

1.
The execution and delivery of the Pooling Agreement and the incurrence of the obligations and the consummation of the transactions contemplated therein by the Company have been duly authorized by the Company by all necessary corporate action and the Pooling Agreement has been duly authorized, executed and delivered by the Company.

2.
The Pooling Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent or preferential conveyance or other similar laws of general application affecting the rights of creditors generally and to general principles of equity and equitable remedies (regardless of whether such enforcement is considered in a proceeding at law or in equity).

3.
The creation and issuance of the Certificates have been duly authorized by all necessary corporate action of the Company and, assuming due authorization, execution and delivery of the Pooling Agreement by the Trustee, when executed and countersigned by the Trustee in accordance with the terms of the Pooling Agreement and delivered to (or as directed by) and paid for (a) by Citigroup pursuant to the Underwriting Agreement (in the case of the Publicly-Offered Certificates) and (b) by Citigroup pursuant to the Purchase Agreement (in the case of the Privately-Offered Certificates), the Certificates will be validly issued and outstanding and entitled to the benefits provided by the Pooling Agreement.

In rendering the opinions set forth above, we have relied on (i) the opinion of even date herewith of Emmet, Marvin & Martin, LLP, special counsel to the Trustee, that the Pooling Agreement and the Certificates have been duly and validly authorized by all necessary corporate action on the part of the Trustee, have been duly and validly executed and delivered by the Trustee and constitute the legal, valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms and (ii) the opinion of even date herewith of special counsel to First Horizon that the Pooling Agreement has been duly and validly authorized by all necessary corporate action on the part of First Horizon and has been duly and validly executed and delivered by First Horizon, and we are aware of no reason for which reliance thereon is not justified.

First Horizon Asset Securities Inc.
May 30, 2006

We express no opinion as to the laws of any jurisdiction other than the laws of the United States and the States of Texas and New York and the Delaware General Corporation Law.

The opinions expressed above are solely for your benefit and, without our prior consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document or other report, and may not be furnished to any other person or entity. These opinions are delivered as of the date hereof and we disclaim any responsibility to update these opinions at any time following the date hereof.

[Signature on the following page]

First Horizon Asset Securities Inc.
May 30, 2006

We consent to the use and incorporation by reference of this opinion in the Registration Statement. In giving such consent we do not imply or admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ Andrews Kurth LLP

DAB;MWH;WRT (NY law);SCH